CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

Oppenheimer Emerging Markets Local Debt Fund:

We consent to the use of our report dated July 25, 2016, with respect to the financial statements and financial highlights of Oppenheimer Emerging Markets Local Debt Fund as of May 31, 2016, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

September 23, 2016